Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.robinson@servicemaster.com

ServiceMaster Names Kim Scott President of Terminix Residential

MEMPHIS, TENN. — December 4, 2019 — ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced Kim Scott has joined as president of Terminix Residential.

“While we have made significant strides in our residential pest control business, much remains to be accomplished to consistently deliver unparalleled customer experiences,” said Nik Varty, ServiceMaster chief executive officer. “We have systematically improved our NPS scores, customer retention and are steadily gaining traction in driving organic growth. We have embarked on a bold journey to implement a powerful Salesforce information systems platform, are rolling out our cleansheet initiatives and transforming our organization toward a servant-led leadership culture. To deliver on consistency in our operational excellence path, we are happy to announce that Kim Scott will be joining us as the Terminix Residential president. Our organization will benefit greatly from Kim’s leadership and experience in driving a customer-first culture change, enhancing productivity and increasing our focus on growing recurring high-margin product lines.”

Scott joins the company from Rubicon Global, a venture-backed technology company that provides waste, recycling and smart cities solutions to businesses and governments worldwide. After serving on the board of directors for three years, Scott stepped in to the role of president to support the company in advancing its mission to end waste.

Prior to Rubicon, Scott was president of CHEP North America, a division of Brambles Limited, for four years, where she was responsible for the $2.3 billion supply chain logistics company providing reusable unit load equipment to some of the world’s largest manufacturing and retail companies. During her time leading CHEP, she delivered improved business performance and increased shareholder value through cultural transformation that drove employee engagement, safety and customer loyalty, a go-to-market strategy that delivered top line growth, and operational execution that yielded cost out and margin improvement. In her 11 years with Brambles, she held several leadership roles including, president CHEP USA, group vice president global acquisition integration, and vice president of operations.

Scott began her career as an environmental engineer for the General Electric Company and U.S. Steel, and holds a B.S. in Environmental Science from Auburn University. She served on the Board of Directors of the U.S. Chamber of Commerce from 2013-2017 and the Advisory Board at the Wharton School’s Initiative for Global Environmental Leadership from 2015-2018.

The company also announced the recent promotion of Lance Martin to vice president of Field Operations, reporting to Scott. In this role, Martin is responsible for driving the operational transformation underway. He has been with Terminix for more than 25 years, beginning as a branch manager in Oklahoma and taking on successive roles of increasing responsibility, serving as Southwest division vice president since 2012. Martin has been a key leader in the company’s transformation efforts over the past year and brings with him significant experience and strong capabilities to the Terminix leadership team.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), Nomor (European pest control), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control), and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to servicemaster.com for more information or follow the company at twitter.com/ServiceMaster or facebook.com/ServiceMaster.